Exhibit 10.5

BJ SERVICES

DEFERRED COMPENSATION PLAN

As Amended and Restated

Effective December 5, 2008

BJ SERVICES

DEFERRED COMPENSATION PLAN

WITNESSETH:

WHEREAS, BJ Services Company, U.S.A. (the “Company”), has heretofore adopted the BJ SERVICES DEFERRED COMPENSATION PLAN (the “Plan”) to provide deferred compensation for a select group of management or highly-compensated employees;

WHEREAS, the Company desires to amend and restate the Plan to comply with the final Treasury regulations under section 409A of the Internal Revenue Code of 1986, as amended, and in certain other respects;

NOW THEREFORE, the Plan is hereby amended and restated in its entirety as follows, with no interruption of time, effective as of December 5, 2008, except as otherwise indicated in specific provisions of the Plan:

I.

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. The capitalized words or terms used in the Plan that are not otherwise defined herein shall have the same meanings as such words or terms have in the BJ Services Retirement Thrift Plan, as the same may be amended from time to time. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below unless their context clearly indicates to the contrary.

(1)	409A Effective Date: January 1, 2005.

(2)	Account(s): A Member’s Grandfathered Account and/or Deferral Account and the amounts credited thereto.

(3)

Affiliate: With respect to a person, any other person with whom the person would be considered a single employer under section 414(b) of the Code (employees of controlled group of corporations), and any other person with whom the person would be considered a single employer under section 414(c) of the Code (employees of partnerships, proprietorships, etc., under common control); provided, however, that (a) in applying section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in section 1563(a)(1), (2), and (3)

of the Code, and (b) in applying Treasury regulation section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of section 414(c) of the Code, “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury regulation section 1.414(c)-2.

(4)	Basic Compensation: For Eligible Employees who are Members, an amount equal to a Member’s “Compensation,” as such term is defined under the Thrift Plan.

(5)	Board: The Board of Directors of the Company.

(6)	Bonus: The amount, if any, received by the Member under the annual bonus plan in which Eligible Employees participate, but only to the extent such bonus amount constitutes “performance-based compensation” within the meaning of section 409A(a)(4)(B)(iii) of the Code (and applicable administrative guidance issued thereunder).

(7)	Chairman: The Chairman of the Board.

(8)	Code: The Internal Revenue Code of 1986, as amended.

(9)	Committee: The Benefits Committee established by the President of the Company.

(10)	Company: BJ Services Company, U.S.A.

(11)	Compensation: For Eligible Employees who become Members, the term “Compensation” shall have the same meaning as is assigned to such term under the Thrift Plan except that a Member’s Compensation (A) shall include amounts which he could have received in cash in lieu of contributions made on his behalf by the Employer to this Plan pursuant to Section 3.1 and Section 3.4(a), (B) for purposes other than for Section 3.1(b), shall not be limited to the maximum amount of compensation that can be considered by the Thrift Plan pursuant to section 401(a)(17) of the Code and (C) shall include any increases as a result of job transfers or wage rate changes during the Plan Year. For Directors who become Members, the term “Compensation” shall mean a Director’s fees, including a Director’s annual retainer, meeting fees, committee fees, and all other fees paid in cash for his services as a Director, but excluding any reimbursements. All Compensation is limited to those amounts payable by an Employer for services rendered after an Eligible Employee or Director first becomes eligible to participate in the Plan and during the period through which such participation continues.

(12)	Deferral Account: An individual account for each Member to which is credited and/or vested, from and after the 409A Effective Date, amounts determined in accordance with Article III of the Plan. Each Deferral Account shall be divided into subaccounts to reflect (a) the Member’s deferrals pursuant to Section 3.1 and/or Section 3.3, (b) the Employer’s deferrals pursuant to Section 3.2 and/or Section 3.4, and (c) the allocation of net income or net loss equivalents thereto pursuant to Section 3.6. Such subaccounts shall be further divided as necessary to reflect the Member’s elections pursuant to Article V.

(13)	Director: A non-employee member of the Board.

(14)	Effective Date: December 5, 2008 as to this restatement of the Plan, except as otherwise indicated in specific provisions of the Plan. The Prior Effective Date of the Plan was October 1, 2000, and the original effective date of the Plan was December 1, 1990.

(15)	Eligible Employee: Any individual who is employed by an Employer.

(16)	Employer: The Company and any other entity that has been designated to participate in the Plan pursuant to the provisions of Article VIII.

(17)	ERISA: The Employee Retirement Income Security Act of 1974, as amended.

(18)	Excess Compensation: For an Eligible Employee who is a Member, Excess Compensation for a Plan Year shall be equal to the amount by which the Member’s Compensation for such year exceeds the maximum amount of compensation that can be considered by the Thrift Plan for such year pursuant to section 401(a)(17) of the Code.

(19)	Grandfathered Account: An individual account for each Member to which is credited all amounts, if any, deferred under the Plan by or on behalf of such Member and vested prior to the 409A Effective Date, plus all allocations of net income or net loss equivalents on such amounts. From and after the 409A Effective Date, a Member’s Grandfathered Account shall not be credited with any Member’s deferrals pursuant to Section 3.1 and/or Section 3.3 or with any Employer’s deferrals pursuant to Section 3.2 and/or Section 3.4, but such Grandfathered Account shall be adjusted to reflect such Grandfathered Account’s allocation of net income or net loss equivalents thereto. Each Grandfathered Account shall be divided into subaccounts to reflect (a) the Member’s deferrals pursuant to Section 3.1 and/or Section 3.3, (b) the Employer’s deferrals pursuant to Section 3.2 and/or Section 3.4, (c) if applicable, a Member’s OSCA Subaccount, and (d) the allocation of net income or net loss equivalents thereto pursuant to Section 3.6. Such subaccounts shall be further divided as necessary to reflect the Member’s elections pursuant to Article V.

(20)	Fiscal Year: The Employer’s fiscal year, which is the twelve consecutive month period commencing October 1 of each year.

(21)	Fund: The investment funds designated from time to time for the deemed investment of Accounts pursuant to Article IV.

(22)	Limitation: For each Plan Year, the dollar limitation in effect under section 415(c)(1)(A) of the Code for such year.

(23)	Member: Any Eligible Employee or Director who has become a Member pursuant to Article II until such Eligible Employee or Director ceases to be a Member pursuant to Section 2.2.

(24)	Monthly Excess Compensation: A Member’s Monthly Excess Compensation for a Plan Year shall be equal to one-twelfth of his Excess Compensation for such year.

(25)	OSCA Plan: The OSCA, Inc. Amended and Restated Supplemental Deferred Compensation Plan, as in effect on March 3, 2003.

(26)	OSCA Subaccount: A separate subaccount established under a Member’s Grandfathered Account, to which amounts credited (and earnings thereon) to any participant of the OSCA Plan under such plan were transferred to the Plan effective as of March 3, 2003.

(27)	Plan: The BJ Services Deferred Compensation Plan, as amended from time to time.

(28)	Plan Year: The twelve consecutive month period commencing January 1 of each year.

(29)	Prior Effective Date: October 1, 2000. The original effective date of the Plan was December 1, 1990.

(30)	Separation from Service: A Member’s separation from service with the Employer and its Affiliates within the meaning of section 409A(a)(2)(A)(i) of the Code (and applicable administrative guidance issued thereunder).

(31)	Thrift Plan: The BJ Services Retirement Thrift Plan, as amended from time to time.

(32)	Trust: The trust established for the Plan under the Trust Agreement.

(33)	Trust Agreement: The agreement entered into between the Company and the Trustee establishing the Trust.

(34)	Trust Fund: The funds and properties held pursuant to the provisions of the Trust Agreement, together with all income, profits, and increments thereto.

(35)	Trustee: The trustee or trustees qualified and acting under the Trust Agreement at any time.

(36)	Unforeseeable Financial Emergency: A severe financial hardship of the Member resulting from an illness or accident of the Member or the Member’s spouse, beneficiary, or dependent (within the meaning of section 152 of the Code, but without regard to sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code); loss of the Member’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member, each as determined by the Committee in accordance with Treasury regulation section 1.409A-3(i)(3).

(37)	Valuation Dates: Each day that the New York Stock Exchange is open for business.

1.2 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.

1.3 Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of the Plan, the text shall control.

II.

PARTICIPATION

2.1 Eligibility. On or after the Prior Effective Date, the Chairman, in his sole discretion, shall select and notify in writing those Eligible Employees of the Employer who shall become Members. If an Eligible Employee who was a Member prior to a termination of employment with the Employer is rehired, such Eligible Employee shall become a Member only if such Eligible Employee is again selected to participate in the Plan by the Chairman. Effective as of January 1, 2009, Directors automatically shall be eligible to participate.

2.2 Cessation of Active Participation. Notwithstanding any provision herein to the contrary, an Eligible Employee who has become a Member of the Plan shall cease to be an active participant in the Plan upon the earlier of (a) the first day of the Plan Year following the date the Chairman notifies the Eligible Employee he is no longer eligible to participate in the Plan or (b) the date he incurs a Separation from Service. A Director who is a Member of the Plan shall cease to be an active participant in the Plan upon the date he incurs a Separation from Service.

III.

DEFERRALS AND

ALLOCATIONS OF INCOME OR LOSS EQUIVALENTS

3.1 Member Deferrals.

(a) An Eligible Employee who is a Member may elect to defer receipt of an integral percentage from 1% to 100% of his Excess Compensation for a Plan Year.

(b) An Eligible Employee who is a Member and who makes the maximum Cash or Deferred Contributions allowable under the Thrift Plan may elect to defer receipt of amount not to exceed 20% of his Compensation, less his Cash or Deferred Contributions to the Thrift Plan, for a Plan Year.

(c) An Eligible Employee who is a Member may elect to defer receipt of an amount of his Compensation for a Plan Year equal to the amount of the Member’s Cash or Deferred Contributions under the Thrift Plan distributed from the Thrift Plan during such Plan Year as a result of the limitations contained in section 401(k)(3) of the Code.

(d) Effective January 1, 2009, a Director who is a Member may elect to defer receipt of an integral percentage from 1% to 100% of his Compensation for a Plan Year.

(e) A Member’s election to defer receipt of an amount of his Compensation pursuant to this Section shall be made by executing and filing with the Employer the forms prescribed by the Committee. If a Member makes a deferral election for a Plan Year, a corresponding reduction shall be made to his Compensation during such Plan Year. Compensation for a Plan Year not deferred pursuant to this Section shall be received by such Member in cash.

(f) A Member’s election to defer receipt of a portion of his Compensation shall become effective as of the first day of the Plan Year that begins after the election is executed by the Member and filed with the Employer. Notwithstanding the foregoing, if an Eligible Employee or Director initially becomes a Member other than on the first day of a Plan Year, such Member’s election to defer receipt of a portion of his Compensation for such Plan Year may be made no later than 30 days after he becomes a Member, but such election shall be prospective only and apply only with respect to Compensation paid for services to be performed following the election. A Member’s election shall remain effective as follows:

(1) Except as otherwise provided in Paragraph (2) below, a Member’s election shall remain in force and effect for the entire Plan Year (or portion thereof) to which such election relates and shall be irrevocable for such Plan Year.

(2) If permitted in accordance with the administrative procedures implemented by the Committee, the Committee may establish procedures to provide that a Member’s election to defer a portion of his Compensation will remain in force and effect for more than one Plan Year following the date of its execution until modified or terminated by the Member, in which case a Member’s election will cease to apply effective as of the earlier of the first day of the Plan Year following the close of the Plan Year in which such election is permitted to remain effective or the date of the Member’s Separation from Service. Under such procedures, (i) a Member who has elected to defer a portion of his Compensation may change his deferral election (within the limits set forth above in this Section 3.1), effective as of the first day of any subsequent Plan Year, by executing and delivering to the Employer a new election within the time period prescribed by the Committee (which period shall end no later than the day preceding the first day of such subsequent Plan Year); (ii) a Member may cancel his election to defer receipt of a portion of his Compensation, effective as of the first day of any subsequent Plan Year, by executing and delivering to the Employer the form prescribed by the Committee within the time period prescribed by the Committee; and (iii) a Member who so cancels his election may again elect to defer a portion of his Compensation, effective as of the first day of any subsequent Plan Year, by executing and delivering to the Employer a new election within the time period prescribed by the Committee (which period shall end no later than the day preceding the first day of such subsequent Plan Year).

3.2 Employer Deferrals.

(a) For each calendar month, the Employer shall credit a Deferral Account of a Member who is an Eligible Employee as follows:

(1) Effective January 1, 2009, for each calendar month, the Employer shall credit a Deferral Account of a Member who is an Eligible Employee with an amount which equals 100% of the deferrals made pursuant to Section 3.1(a) on behalf of such Member during such month not in excess of 6% of such Member’s Excess Compensation for the payroll periods in such month with respect to which deferrals pursuant to Section 3.1(a) were made. Further, for each calendar month, the Employer shall credit a Member’s Deferral Account with an amount which equals 100% of the deferrals made pursuant to Section 3.1(b) on behalf of such Member during such month not in excess of 6% of such Member’s Compensation for the payroll periods in such month with respect to which deferrals pursuant to Section 3.1(b) were made.

(2) Prior to January 1, 2009, for each calendar month, the Employer shall credit a Deferral Account of a Member who is an Eligible Employee with an amount which equals 50% of the deferrals made pursuant to Section 3.1(a) on behalf of such Member during such month not in excess of 6% of such Member’s Excess Compensation for the payroll periods in such month with respect to which deferrals pursuant to Section 3.1(a) were made. Further, for each calendar month, the Employer shall credit a Member’s Deferral Account with an amount which equals 50% of the deferrals made pursuant to Section 3.1(b) on behalf of such Member during such month not in excess of 6% of such Member’s Compensation for the payroll periods in such month with respect to which deferrals pursuant to Section 3.1(b) were made.

(b) For each Plan Year, the Employer shall credit a Deferral Account of a Member who is an Eligible Employee with an amount equal to the amount forfeited by such Member under the Thrift Plan during such Plan Year as a result of the limitations contained in sections 401(k)(3) or 401(m)(2) of the Code.

(c) For each calendar month, the Employer shall also credit an additional amount to the Deferral Account of each Member who is an Eligible Employee and who is entitled to an allocation of Employer Base Contributions under the Thrift Plan for such month. The amount credited each month shall be a percentage of such Member’s Monthly Excess Compensation, if any, with such percentage being equal to the percentage utilized under the Thrift Plan to determine the Member’s Employer Base Contribution for such month under such plan.

(d) For each calendar month, the Employer shall also credit an additional amount to the Deferral Account of each Member who is an Eligible Employee and who is entitled to an allocation of Employer Supplemental Base Contributions under the Thrift Plan for such month. The amount credited each month shall be a percentage of such Member’s Monthly Excess Compensation, if any, with such percentage being equal to the percentage utilized under the Thrift Plan to determine the Member’s Employer Supplemental Base Contribution for such month under such plan.

(e) Notwithstanding any provision of the Plan to the contrary, amounts credited to a Member’s Deferral Account pursuant to Paragraph (c) and/or Paragraph (d) above shall become nonforfeitable in the same manner as amounts allocated to the Member’s Employer Non-Matching Accounts under the Thrift Plan. Therefore, if any portion of a Member’s Employer Non-Matching Accounts under the Thrift Plan is forfeited for any reason, a corresponding portion of the amounts credited to the Member’s Deferral Account pursuant to Paragraph (c) and/or Paragraph (d) above shall be debited from such Deferral Account.

3.3 Member Deferrals Attributable to Bonus.

(a) A Member who is an Eligible Employee may elect to defer receipt of an integral percentage of from 1% to 100% of his Bonus for any Fiscal Year under the Plan. A Member’s election to defer receipt of a portion of his Bonus under the Plan shall be made by executing and filing with the Employer the forms prescribed by the Committee prior to the first day of the Plan Year that begins immediately following the first day of the Fiscal Year during which such Bonus is earned (or such other date prescribed by the Committee that complies with section 409A of the Code and administrative guidance issued thereunder), provided that (1) the Member performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date such election is made, and (2) no election is made after such Bonus has become readily ascertainable within the meaning of Treasury regulation section 1.409A-2(a)(8). Such election shall become irrevocable on the required election date described above. A Member’s deferral election pursuant to this Section shall be effected at the time such Bonus is paid. Bonus for a Fiscal Year not deferred pursuant to this Section shall be received by such Member in cash.

(b) Notwithstanding the foregoing, if an Eligible Employee initially becomes a Member other than on a date on which a Member’s deferral election attributable to Bonus is required to be filed, as prescribed under Section 3.3(a), such Member’s election to defer receipt of a portion of his Bonus for that Fiscal Year may be made no later than 30 days after he becomes a Member, provided that the election shall be prospective only and apply only with respect to the portion of the Bonus that is paid for services to be performed following the election, which amount shall be determined in accordance with Treasury regulation section 1.409A-2(a)(7).

3.4 Deferrals for Members Whose Annual Additions under the Thrift Plan Equal the Limitation.

(a) For each calendar month in which the Employer determines that a Member’s Annual Additions under the Thrift Plan equal the Limitation in effect for the Plan Year in which such month occurs, the Employer shall reduce such Member’s Basic Compensation by the amount by which such Member’s Cash or Deferred Contributions and/or Voluntary Contributions to the Thrift Plan must be reduced solely in order for such member’s Annual Additions under the Thrift Plan to equal such Limitation. The amount by which a Member’s Basic Compensation is reduced pursuant to this

Paragraph shall be (1) determined based upon the Member’s elections in effect at the relevant times under the Thrift Plan with respect to Cash or Deferred Contributions and/or Voluntary Contributions and (2) credited to such Member’s Deferral Account under the Plan.

(b) For each calendar month in which the Employer determines that a Member’s Annual Additions under the Thrift Plan equal the Limitation in effect for the Plan Year in which such month occurs, the Employer shall also credit such Member’s Deferral Account with an amount equal to the excess of:

(1) the amount of Employer contributions which would have been allocated to the accounts of such Member under the Thrift Plan (other than to his Deferred Income Account) for such month if the provisions of the Thrift Plan were administered without regard to the limitations imposed by section 415(c) of the Code on the amount of Annual Additions,

OVER

(2) the amount of Employer contributions which were in fact allocated to the accounts of such Member under the Thrift Plan (other than to his Deferred Income Account) for such month.

For purposes of determining the amount of Employer Matching Contributions which would have been allocated to the account of a Member under the Thrift Plan, the contributions to the Plan on a Member’s behalf pursuant to Paragraph (a) above shall be deemed to have been made to the Thrift Plan. Notwithstanding any provision of the Plan to the contrary, amounts credited to a Member’s Deferral Account pursuant to this Paragraph (other than amounts representing reduced allocations of Employer Matching Contributions under the Thrift Plan) shall become nonforfeitable in the same manner as amounts allocated to the Member’s Employer Non-Matching Accounts under the Thrift Plan. Therefore, if any portion of a Member’s Employer Non-Matching Accounts under the Thrift Plan is forfeited for any reason, a corresponding portion of the amounts credited to the Member’s Deferral Account pursuant to this Paragraph (other than amounts representing reduced allocations of Employer Matching Contributions under the Thrift Plan) shall be debited from such Deferral Account.

3.5 Payments to Trustee. The Employer shall pay an amount equal to the deferrals under the Plan directly to the Trustee as soon as practicable. On or about the date of any such payment, the Committee shall be informed as to the amount of such payment. Deferrals made by a Member or on the Member’s behalf shall be credited to the Member’s Deferral Account as received by the Trustee.

3.6 Allocation of Net Income or Net Loss Equivalents.

(a) As of each Valuation Date, the Trustee shall determine the net income (or net loss) equivalents of each Fund within the Trust Fund since the immediately preceding Valuation Date. The net income (or net loss) equivalent of each Fund since the immediately preceding Valuation Date shall be ascertained by the Trustee based upon changes in the net asset value in such manner as it deems appropriate. As soon as is practicable after the end of each calendar quarter, the Trustee shall deliver a written statement of such determination as the Committee determines.

(b) For purposes of allocations of net income (or net loss) equivalents, each subaccount under a Member’s Grandfathered Account and Deferral Account shall be divided into additional subaccounts to reflect such Member’s deemed investment designation of a particular Fund or Funds pursuant to Article IV. As of each Valuation Date the net income (or net loss) equivalents of each Fund, separately and respectively, shall be allocated among the corresponding subaccounts of the Members who were deemed to have had such corresponding subaccounts on the immediately preceding Valuation Date; provided, however, that the balance credited to such subaccounts as of the immediately preceding Valuation Date shall be reduced by the amount of any payments made since the immediately preceding Valuation Date.

(c) With respect to each Member who incurs a Separation from Service for any reason, so long as there is any balance credited to his Account(s), such Account(s) shall continue to receive allocations pursuant to this Section.

3.7 Changes to Elections under the Thrift Plan. By participating in the Plan for a Plan Year that begins after December 31, 2008, a Member agrees that he shall not make any changes during such Plan Year to his elections with respect to his Cash or Deferred Contributions or his Voluntary Contributions for such Plan Year under the Thrift Plan.

IV.

DEEMED INVESTMENT OF FUNDS

Each Member shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts credited to his Account(s) shall be deemed to be invested from among the Funds made available from time to time pursuant to the provisions of the Trust Agreement. With respect to each Member’s Account(s), such Member may designate one of such Funds for the deemed investment of all the amounts credited to such Account(s) or he may split the deemed investment of the amounts credited to such Account(s) between such Funds in such increments as the Committee may prescribe. No other type of designation will be permitted. If a Member fails to make a proper designation, then his Account(s) shall be deemed to be invested in the Fund or Funds designated by the Committee from time to time in a uniform and nondiscriminatory manner.

A Member may change his deemed investment designation for future amounts to be credited to his Account(s). Any such change shall be made in accordance with the procedures established by the Committee, and the frequency of such changes may be limited by the Trustee in accordance with to the provisions of the applicable Fund or Funds.

A Member may elect to convert his deemed investment designation with respect to the amounts already credited to his Account(s). Any such conversion shall be made in accordance with the procedures established by the Committee, and the frequency of such conversions may be limited by the Trustee in accordance with the provisions of the applicable Fund or Funds.

V.

BENEFITS

5.1 Payment Election Generally. Each Eligible Employee who becomes a Member on or after the Prior Effective Date and each Director who becomes a Member on or after January 1, 2009 shall elect the time and form of payment of all or a portion of the amounts credited to his Account(s) under the Plan by executing and filing with the Employer an election in the form prescribed by the Committee.

(a) Elections Made Prior to January 1, 2005 and Grandfathered Account Elections. On or after the Prior Effective Date, (1) any Member who had an Account under the Plan on the day prior to the Prior Effective Date may make an initial election regarding time of payment of all or a portion of the amounts credited to his Account under the Plan; provided, however, that with respect to any amounts credited to a Member’s OSCA Subaccount, such Member’s elections as to time and form of payment that were in effect under the OSCA Plan as of March 3, 2003 shall constitute the Member’s initial election regarding time and form of payment with respect to such amounts, and (2) any Member may revise his election regarding time or form of payment of all or a portion of the amounts credited to his Account under the Plan; provided, however, that in either case (except with respect to a Member’s initial election regarding time and form of payment of amounts credited to his OSCA Subaccount), such election shall not be effective until the date that is twelve months after the date of such election and provided further, that on or after the 409A Effective Date, no such initial election or revised election may be made except with respect to amounts credited to a Member’s Grandfathered Account or as otherwise provided in Paragraph (b) below.

(b) Deferral Account Elections. On or after the 409A Effective Date, a Member’s time and form of payment elections with respect to amounts credited to his Deferral Account shall be made as follows:

(1) A Member’s deferral election made pursuant to Article III shall indicate the time and form of payment that applies to the deferrals subject to such election, and this election shall constitute the Member’s initial election regarding time and form of payment for the portion of the amounts credited to his Deferral Account under the Plan for the Plan Year and Fiscal Year to which such election relates.

(2) Any Member may revise any election regarding time or form of payment of all or a portion of the amounts credited to his Deferral Account under the Plan; provided, however, that in either case, (i) such subsequent election may not take effect until at least 12 months after the date on which the election is made; (ii) except in the case of an election related to a payment on account of the occurrence of an Unforeseeable Financial Emergency, the payment with respect to which the election is made must be deferred for a period of not less than five years from the date such payment would have otherwise been paid (in the case of an installment payment, five years from the date the first amount was scheduled to be paid); and any election related to a payment to be made at a specified date must be made not less than 12 months before the date the payment is scheduled to be paid (in the case of an installment payment, 12 months before the date the first amount was scheduled to be paid).

(c) Transition Period Payment Elections. Notwithstanding the foregoing, pursuant to IRS Notice 2007-86, a Member may be given an election by the Committee, in its discretion, on or before December 31, 2008 to change such Participant’s payment election with respect to all or a portion of his Deferral Account to one of the payment elections permitted under this Article V and/or may change the timing of any payment previously elected; provided, however, that this special transition election shall apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would otherwise not be payable in 2008.

5.2 Amount of Benefit. The Member, or, in the event of the death of the Member, the Member’s designated beneficiary, shall be entitled to a benefit equal in value to the nonforfeitable balance credited to the Member’s Account(s) (or subaccounts thereof) as of the Valuation Date immediately preceding the date the payment of such benefit is to be made or to commence pursuant to Section 5.3.

5.3 Time of Payment. A Member may elect for payment of all or a portion of the amounts credited to his Account(s) hereunder to be made or commenced as of any date; provided, however, that (i) in no event shall any amount be paid earlier than the second Plan Year following the Plan Year during which such amount was credited to a Member’s Account(s) and (ii) notwithstanding clause (i), payment of all amounts credited to a Member’s Account shall be made or commence upon a Member’s Separation from Service as provided in this Section 5.3 (or deferred until such other time as required by Section 5.1(b)(2)(ii)). In the event a Member fails to elect the time when payment of his benefit is to be made or commenced, such payment shall be made or commence upon his Separation from Service, as provided in this Section 5.3.

(a) Grandfathered Accounts. Payment of all or a portion of the amounts credited to a Member’s Grandfathered Account under Section 5.2 shall be made or commence as of the date elected by such Member pursuant to Section 5.1

(b) Deferral Accounts. Payment of all or a portion of the nonforfeitable amounts credited to a Member’s Deferral Account under Section 5.2 shall be made or commence as follows, in accordance with the Member’s elections made pursuant to Section 5.1: (1) for amounts scheduled to be paid on a specified date elected by the Member for payment of his Deferral Account, on the first business day following the specified date, (2) for amounts scheduled to be paid upon the Separation from Service of a Member who is a Director, on the first business day following the date of the Director’s Separation from Service; or (3) for amounts scheduled to be paid upon the Separation from Service of a Member who is an Eligible Employee, as follows:

(i) Effective for distributions made between January 1, 2005 and December 31, 2006, (A) for any Eligible Employee identified as a “specified employee” within the meaning of section 409A(a)(2)(B)(i) of the Code (and applicable administrative guidance thereunder), six months following the date of the Member’s Separation from Service (or the date of the Member’s death, if earlier), and (B) for any other Eligible Employee, on the first business day following the date of the Eligible Employee’s Separation from Service; and

(ii) Effective for distributions made on or after January 1, 2007, for any Member who is an Eligible Employee, six months following the date of the Member’s Separation from Service (or the date of the Member’s death, if earlier).

For purposes of paragraph (b)(3)(i)(A) above, by participating in the Plan, all Members agree to be bound by the Company’s determination of the Employer’s specified employees in accordance with any of the methods permitted under the regulations issued under section 409A of the Code. Payments made as soon as administratively practicable following the dates described in this Section 5.3(b) will be deemed made on such dates.

5.4 Alternative Forms of Benefit Payments. A Member may elect to receive payments in any one of the following forms:

(a) A lump sum, cash payment;

(b) Annual installment payments for a term certain of either 5, 10, or 15 years, payable to the Member or, in the event of such Member’s death prior to the end of such term certain, to his designated beneficiary as provided in Section 5.6.

In the event a Member fails to elect the form in which his benefit payments are to be made, such benefit payments shall be in the form of a lump sum, cash payment to such Member or, in the event of such Member’s death, to his designated beneficiary as provided in Section 5.6. If a Member dies and if the Member did elect the form in which his benefit payments are to be made, then benefit payments shall be made to the Member’s designated beneficiary in the form elected by the Member. Notwithstanding any provision herein to the contrary, in the event a Member incurs a Separation from Service and the total amount credited to the Member’s Grandfathered Account does not exceed $25,000 (or the total amount credited to the Member’s Deferral Account does not exceed the applicable dollar amount under section 402(g)(1)(B) of the Code with respect thereto), the Committee may, in its sole discretion, pay such amounts credited to the Member’s Grandfathered Account or Deferral Account, as applicable, in a lump sum, cash payment to such Member, or, in the event of such Member’s death, to his designated beneficiary as provided in Section 5.6; provided that any such payment of the amounts credited to a Member’s Deferral Account will result in the termination and liquidation of the entirety of the Member’s interest under the Plan and all other plans and other arrangements that are treated as a single plan with this Plan under Treasury regulation section 1.409A-1(c)(2).

5.5 Withdrawals.

(a) Elective Withdrawals. A Member may elect at any time, by effecting the election procedure prescribed by the Committee, to withdraw as a benefit all or a portion of amounts credited to his Grandfathered Account (including any net income or net loss equivalents allocated thereto) as of any Valuation Date, subject to a withdrawal penalty of 10% of such withdrawn amounts as of such Valuation Date. Upon any such withdrawal, the withdrawal penalty shall be forfeited to the Employer.

(b) Emergency Benefit. A Member may apply for an immediate distribution of all or a portion of his nonforfeitable interest in his Deferral Account on account of an Unforeseeable Financial Emergency. In the event that the Committee, upon written petition of a Member, determines in its sole discretion that a Member has suffered an Unforeseeable Financial Emergency, such Member shall be entitled to a distribution from his Deferral Account in an amount not to exceed the lesser of (1) the amount determined by the Committee as necessary to meet such Member’s needs created by the Unforeseeable Financial Emergency, or (2) the then value of such Member’s nonforfeitable interest in his Deferral Account. Benefits distributed pursuant to this Section 5.5(b) may include amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution. Such distribution shall be paid in a single lump sum payment on the first business day following the date the Committee has made its determinations with respect to the availability and amount of such benefit, and such payment will be deemed made on such date if it is made as soon as administratively practicable following such date.

5.6 Designation of Beneficiaries.

(a) Each Member shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Committee and filing same with the Employer; provided, however, that any beneficiary designation made under the OSCA Plan shall remain effective as of March 3, 2003 with respect to any Member who has an OSCA Subaccount. Any such designation may be changed at any time by execution of a new designation in accordance with this Section.

(b) If no such designation is on file at the time of the death of the Member or such designation is not effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows:

(1) If a Member leaves a surviving spouse, his benefit shall be paid to such surviving spouse;

(2) If a Member leaves no surviving spouse, his benefit shall be paid to such Member’s executor or administrator, or to his heirs at law if there is no administration of such Member’s estate.

5.7 Payment of Benefits. To the extent the Trust Fund has sufficient assets, the Trustee shall pay benefits to Members or their beneficiaries, except to the extent the Employer pays the benefits directly and provides adequate evidence of such payment to the Trustee. To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by the Employer. Any benefit payments made to a Member or for his benefit pursuant to any provision of the Plan shall be debited to such Member’s Grandfathered Account or Deferral Account, as applicable. All benefit payments made pursuant to any provision of the Plan shall be made in cash to the fullest extent practicable.

5.8 No Loans. Members shall not at any time be permitted to borrow from the Trust Fund.

5.9 Unclaimed Benefits. In the case of a benefit payable on behalf of a Member, if the Committee is unable to locate the Member or beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit shall be forfeited to the Employer. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be restored (without any adjustment for earnings or loss after the time of such forfeiture) to the Plan by the Employer and paid in accordance with the terms of the Plan.

5.10 Claims Procedures. Claims for Plan benefits and reviews of Plan benefit claims which have been denied or modified will be processed in accordance with the written Plan claims procedures established by the Committee, which procedures are hereby incorporated by reference as part of the Plan.

5.11 Other Permitted Accelerated Payments. Notwithstanding anything to the contrary in the Plan, the Committee may, in its discretion, direct the accelerated payment of Plan benefits under the following circumstances; provided, however, that no Member may be provided a direct or indirect election as to whether the Committee’s discretion to accelerate a payment will be exercised:

(a) To the extent necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code) relating to a Member, (1) an individual shall be entitled to receive distribution of all or such portion of such Member’s Grandfathered Account, and (2) an individual other than the Member shall be entitled to receive distribution of all or such portion of the nonforfeitable interest in such Member’s Deferral Account;

(b) A Member may receive distribution of all or such portion of the nonforfeitable interest in his Deferral Account, in a single lump sum payment, to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government;

(c) A Member may receive distribution of all or such portion of the nonforfeitable interest in his Deferral Account, in a single lump sum payment, to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law;

(d) A Member may receive a distribution of such portion of the nonforfeitable interest in his Deferral Account, in a single lump sum payment, as is necessary to pay (1) the Federal Insurance Contributions Act tax imposed under sections 3101, 3121(a), and 3121(v)(2) of the Code, where applicable, on amounts deferred under the Plan that are not credited to a Member’s Grandfathered Account (the “FICA Amount”), (2) the income tax at source on wages imposed under section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, or (3) the additional income tax at source on wages attributable to the pyramiding Code section 3401 wages and taxes; provided, however, that the total payment under this Section 5.11(d) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount;

(e) A Member may receive distribution of such portion of the nonforfeitable interest in his Deferral Account, in a single lump sum payment, as is required to be included in the Member’s income as a result of the failure of the Plan to comply with section 409A of the Code; provided, however, that such distribution shall not exceed the amount required to be included in the Member’s income as a result of such failure;

(f) A Member may receive distribution of all or such portion of the nonforfeitable interest in his Deferral Account, in a single lump sum payment, to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Member. Any such payment may not exceed (1) the amount of such taxes as are due as a result of participation in the Plan (the “Other Taxes”) (which amount may be made in the form of withholding pursuant to the provisions of the applicable law or by distribution directly to the Member), (2) the income tax at source on wages imposed under section 3401 of the Code as a result of the distribution of the Other Taxes, and (3) the additional income tax at source on wages imposed under section 3401 of the Code attributable to the payment of such additional Code section 3401 wages and Other Taxes;

(g) A Member may receive distribution of all or such portion of the nonforfeitable interest in his Deferral Account, in a single lump sum payment, in connection with the settlement of an arms’ length bona fide dispute between the Employer and the Member as to the Member’s right to benefits under the Plan to the extent contemplated under section 409A of the Code;

(h) A Member may receive distribution of all or such portion of the nonforfeitable interest in his Deferral Accounts, in a single lump sum payment, under any other circumstance permitted under Treasury regulation section 1.409A-3(j)(4) (except in connection with a qualified domestic relations order) or any successor regulation thereto or prescribed by the Commissioner of Internal Revenue in generally applicable guidance published in the Internal Revenue Bulletin; and

(i) The Board may direct, in its discretion, that the nonforfeitable interest of each Member in his Account(s) under the Plan be distributed in connection with a termination of the Plan in accordance with Article IX.

Clauses (a) through (i) under this Section 5.11 are intended to comply with the applicable exemptions and requirements of section 409A(a)(3) of the Code and Treasury regulation section 1.409A-3(j)(4) that correspond to the provisions described above and shall be interpreted consistently therewith. Any distribution to be made pursuant to Sections 5.11 (a) through (h) shall be made on the next business day following the determination that such distribution should be made, and such payment will be deemed made on such date if it is made as soon as administratively practicable following such date.

VI.

ADMINISTRATION OF THE PLAN

6.1 Appointment of Committee. The general administration of the Plan shall be vested in the Committee which shall consist of one or more persons.

6.2 Removal. At any time during his term of office, and for any reason, a member of the Committee may be removed by the Chairman. Any member of the Committee who is an employee of the Employer or of an Affiliate of the Employer shall automatically cease to be a member of the Committee as of the date he ceases to be employed by the Employer or an Affiliate of the Employer.

6.3 Officers, Records and Procedures. The Committee may select officers and may appoint a secretary who need not be a member of the Committee. The Committee shall keep appropriate records of its proceedings and the administration of the Plan and shall make available for examination during business hours to any Member or beneficiary such records as pertain to that individual’s interest in the Plan. The Committee shall designate the person or persons who shall be authorized to sign for the Committee and, upon such designation, the signature of such person or persons shall bind the Committee.

6.4 Meetings. The Committee shall hold meetings upon such notice and at such time and places as it may from time to time determine. Notice to a member shall not be required if waived in writing by that member. A majority of the members of the Committee duly appointed shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting where a quorum is present shall be by vote of a majority of those present at such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent signed by all of the members of the Committee.

6.5 Indemnity. To the extent permitted by applicable law, the Company shall indemnify and save harmless the Board, the Chairman, the members of the Committee and each employee of the Employer who is a delegate of the Committee against any and all expenses and liabilities arising out of their discharge in good faith of responsibilities under or incident to the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such responsibilities, but excluding expenses and liabilities that are caused by or result from such individual’s own gross negligence or willful misconduct. Expenses against which such individual shall be indemnified shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.

6.6 Self-Interest of Committee Members. No member of the Committee shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which a member of the Committee is so disqualified to act and the remaining members cannot agree, the Chairman shall appoint a temporary substitute member to exercise all of the powers of the disqualified member concerning the matter in which he is disqualified.

6.7 Compensation and Bonding. The members of the Committee shall not receive compensation with respect to their services for the Committee. To the extent required by applicable law, or required by the Company, the members of the Committee shall furnish bond or security for the performance of their duties hereunder.

6.8 Committee Powers and Duties. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority and duty:

(a) to make rules, regulations and bylaws for the administration of the Plan which are not inconsistent with the terms and provisions hereof, provided such rules, regulations and bylaws are evidenced in writing and copies thereof are delivered to the Trustee and to the Company;

(b) to construe all terms, provisions, conditions and limitations of the Plan;

(c) to correct any defect or supply any omission or reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem expedient to carry the Plan into effect for the greatest benefit of all interested parties;

(d) to employ and compensate such accountants, attorneys, investment advisors and other agents and employees as the Committee may deem necessary or advisable in the proper and efficient administration of the Plan;

(e) consistent with provisions of the Plan, to determine the amount, manner and time of payment of any benefits and to prescribe procedures to be followed by distributees in obtaining benefits;

(f) to make a determination as to the right of any person to a benefit under the Plan; and

(g) to receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements.

6.9 Right to Delegate. The Committee may from time to time allocate to one or more of the Employer’s officers, employees, or agents, and may delegate to any other person or organization, any of its powers, duties, and responsibilities with respect to the operation and administration of the Plan, including, but not limited to, the day-to-day administration of the Plan, and may employ, and authorize any person to whom any of its responsibilities have been delegated to employ, persons to render advice with regard to any responsibility held hereunder. Upon such designation and acceptance, the Committee shall have no liability for the acts or omissions of any such designee as long as the Committee does not violate its responsibility in making or continuing such designation. All allocations and delegations of responsibility shall be reviewed at least annually by the Committee, as applicable, and shall be terminable upon such notice as the Committee in its discretion deems reasonable and prudent under the circumstances.

6.10 Employer to Supply Information. The Employer shall supply full and timely information to the Committee relating to the Compensation of all Members, their ages, their retirement, death or other cause for termination of employment and such other pertinent facts as the Committee may require. The Employer shall advise the Trustee of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee’s duties under the Plan. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Employer.

VII.

ADMINISTRATION OF FUNDS

7.1 Payment of Expenses. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, expenses of the Committee and the cost of furnishing any bond or security required of the Committee, may be paid by the Employer and, if not paid by the Employer, shall be paid by the Trustee from the Trust Fund.

7.2 Trust Fund Property. All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Committee shall maintain an Account or Accounts in the name of each Member, but the maintenance of an Account or Accounts designated as the Account(s) of a Member shall not mean that such Member shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Member shall have any title to any specific asset in the Trust Fund.

VIII.

DESIGNATION OF OTHER EMPLOYERS

The Committee may designate any organization eligible by law to participate in the Plan as an Employer by written instrument delivered to the designated Employer; provided, however, that such entity must be an Affiliate of the Company. Such written instrument shall specify the effective date of such designation and shall become, as to such designated Employer and persons in its employment, a part of the Plan. Each designated Employer shall be conclusively presumed to have consented to such designation and to have agreed to be bound by the Plan upon its submitting any information pursuant to the terms of the Plan. The terms of the Plan may be modified as applied to the Employer only by written agreement between the Company and the designated Employer. Any Employer may, by appropriate action of its Board of Directors or noncorporate counterpart with written notice to the Committee, terminate its participation in the Plan effective immediately prior to the start of any subsequent Plan Year. Moreover, the Committee may, in its discretion, terminate an Employer’s Plan participation by written notice to such Employer, effective immediately prior to the start of any subsequent Plan Year; provided, however, that if an Employer ceases to be an Affiliate of the Company, such Employer’s Plan participation may be terminated by the Committee effective immediately upon such cessation or any such other time that complies with section 409A of the Code. However, distributions pursuant to any termination of an Employer’s participation in the Plan shall be subject to the provisions of Article IX.

IX.

DISCONTINUANCE OR TERMINATION

9.1 Declaration of Intent. The Employer has established the Plan with the bona fide intention and expectation that from year to year it will be able to, and will deem it advisable to, continue deferrals as herein provided. However, the Board realizes that circumstances not now foreseen, or circumstances beyond its control, may make it either impossible or inadvisable for the Employer to continue deferrals hereunder. Therefore, the Board shall have the power to terminate the Plan or partially terminate the Plan (including with respect to any particular Employer) at any time hereafter. The Committee and the Trustee shall be notified of such discontinuance, termination, or partial termination.

9.2 Administration of Plan in Case of Discontinuance or Termination.

(a) Upon discontinuance or termination, any previously uncredited deferrals and net income (or net loss) equivalents shall be credited among the Accounts of the Members on such date of discontinuance or termination according to the provisions of Article III, as if such date of discontinuance or termination were a Valuation Date. Thereafter, the net income (or net loss) equivalents shall continue to be allocated to the Accounts of the Members until the balances credited thereto are distributed. In the event of termination, the date of the final distribution shall be treated as a Valuation Date.

(b) In the case of a total or partial termination of the Plan, and in the absence of a Plan amendment to the contrary, the balance credited to the Account(s) of a Member for whom the Plan is terminated shall be paid to such Member or his designated beneficiary at the time and in the manner specified by the Committee, which may include the payment of a single, lump sum cash payment in full satisfaction of all such Member’s or beneficiary’s benefits hereunder. Notwithstanding the preceding provisions of this Section 9.2, to the extent required by section 409A of the Code, the Plan may not be terminated in a manner that would give rise to an impermissible acceleration of the time or form of a payment of a benefit under the Plan pursuant to section 409A(a)(3) of the Code and any regulations or guidance issued thereunder or that would otherwise not comply with any other provision of section 409A of the Code (including any regulations or guidance issued thereunder).

X.

NATURE OF THE PLAN

The Employer intends and desires by the adoption of the Plan to recognize the value to the Employer of the past and present services of employees covered by the Plan and to encourage and assure their continued service with the Employer by making more adequate provision for their future retirement security. The establishment of the Plan is made necessary by certain benefit limitations which are imposed on the Thrift Plan by ERISA and by the Code. The Plan is intended to constitute an unfunded, unsecured promise of the Employer to pay benefits to each Member (or his beneficiary) as herein provided out of the Employer’s general assets. Nevertheless, subject to the terms hereof and of the Trust Agreement, the Employer shall transfer money or other property to the Trustee and the Trustee shall pay Plan benefits to Members and their beneficiaries out of the Trust Fund.

As a means of administering the assets of the Plan, the Employer has adopted the Trust pursuant to which Fidelity Management Trust Company serves as Trustee as of March 15, 2001. The Employer shall remain the owner of all assets in the Trust Fund and the assets shall only be subject to the claims of Employer creditors if the Employer becomes insolvent. As used in this Article X, the Employer shall be deemed to be “insolvent” if (a) the Employer is unable to pay its debts as they come due or (b) the Employer is subject to a pending proceeding as a debtor under the federal Bankruptcy Code (or any successor federal statute). Determinations as to the insolvency of the Employer shall be made in accordance with the provisions of the Trust Agreement. Further, the provisions of the Trust Agreement shall govern the disposition of the Trust Fund in the event the Employer is insolvent or in the event the Trustee receives a written notice alleging the Employer is insolvent. No Member or beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund prior to the time such assets are paid to such Member or beneficiary as benefits.

XI.

MISCELLANEOUS

11.1 Not Contract of Employment. The adoption and maintenance of this Plan shall not be deemed to be a contract between the Employer and any person or to be consideration for the employment or retention of the services of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of (or to be engaged to provide services to) the Employer or to restrict the right of the Employer to discharge any person at any time, nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of (or to remain under any contract to provide services to) the Employer or to restrict any person’s right to terminate his employment or services at any time.

11.2 Alienation of Interest Forbidden. The interest of a Member or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment, or other legal or equitable proceedings. The preceding notwithstanding, the Committee shall comply with the terms and provisions of an order that satisfies the requirements for a “qualified domestic relations order” as defined in section 206(d) of ERISA, including an order that requires distributions to an alternate payee prior to a Member’s “earliest retirement age” as such term is defined in section 206(d)(3)(E)(ii) of ERISA; provided, however, that the only acceleration of the time or schedule of a payment provided for under this Plan that may be made under such order is one made to an individual other than a Member and only to the extent necessary to fulfill such order.

11.3 Amendment. The Company may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan on behalf of the Company and all Employers; provided, however, that no amendment may be made that would impair the rights of a Member with respect to amounts already credited to his Account(s). Notwithstanding the foregoing, (a) to the extent required by section 409A of the Code, the Plan may not be amended in a manner that would give rise to an impermissible acceleration of the time or form of a payment of a benefit under the Plan pursuant to section 409A(a)(3) of the Code and any regulations or guidance issued thereunder, and (b) if the Company determines that the terms of the Plan do not, in whole or in part, satisfy the requirements of section 409A of the Code, then the Company may, in its sole discretion, amend the Plan (without obtaining the consent of any Member) in such manner as the Company deems appropriate to comply with section 409A of the Code and any regulations or guidance issued thereunder.

11.4 Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

11.5 Governing Laws. All provisions of the Plan shall be construed in accordance with the laws of Texas except to the extent preempted by federal law.

EXECUTED this 22nd day of December, 2008, to be effective as of the Effective Date.

BJ SERVICES COMPANY, U.S.A.

By:	/s/ J.W. Stewart
J.W. Stewart, President and CEO